UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2016

SPARTON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Martingale Road Suite 1000 Schaumburg, Illinois		60173-2213
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 772-7866

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 4, 2016, Sparton Corporation (the “Company”) entered into an agreement (the “Agreement”) with Engine Capital, L.P., Engine Jet Capital, L.P., Engine Capital Management, LLC, Engine Investments, LLC, and Arnaud Ajdler (collectively, “Engine”), Norwood Capital Partners, LP, Norwood Investment Partners, LP, Norwood Investment Partners GP, LLC, and Charles H. Hoeveler (collectively, together with Engine, the “Engine Group”), and Alan L. Bazaar and John A. Janitz (together, the “Engine Appointees”), regarding appointment of members of the Company’s Board of Directors (the “Board”), certain matters related to the 2016 annual meeting of shareholders of the Company (the “2016 Annual Meeting”), and certain other matters.

In accordance with the Agreement, the Company expanded the size of the Board to eight members and appointed Mr. Bazaar and Mr. Janitz to the Board. The Company also agreed to include Messrs. Bazaar and Janitz as part of the Company’s slate of director nominees for the 2016 Annual Meeting. The parties further agreed that if an Engine Appointee is unable to serve as a director or resigns prior to the expiration of the Standstill Period (defined below) and at such time Engine’s ownership percentage is not less than 1% of the Company’s then outstanding common stock, Engine will have the ability to recommend an independent and qualified replacement appointee (an “Engine Replacement Appointee”) in accordance with the terms of the Agreement. During the period commencing with the date of the Agreement until January 1, 2017 (the “Standstill Period”), the Company agreed that the Board and all applicable committees of the Board shall take all actions necessary so that the size of the Board is no more than eight directors at any time, unless Engine consents to enlarging the Board.

The Agreement provides that the Board and applicable committees will take all action necessary to (i) appoint Messrs. Bazaar and Janitz (or any Engine Replacement Appointee) to both the special committee of the Board that has been overseeing the strategic alternatives review and to the Process Committee responsible for facilitating the Board’s current consideration and exploration of strategic alternatives of the Company, (ii) appoint Mr. Bazaar (or any Engine Replacement Appointee) to the Nominating/Corporate Governance Committee, (iii) appoint Mr. Janitz (or any Engine Replacement Appointee) to the Compensation Committee and the Audit Committee, and (iv) appoint at least one Engine Appointee (or any Engine Replacement Appointee) to any committee of the Board created during the Standstill Period.

During the Standstill Period, each member of the Engine Group (directly or indirectly) is prohibited from, among other things (i) nominating any person for election at the 2016 Annual Meeting or at any special meeting of the Company’s shareholders called or held during the Standstill Period (a “Standstill Period Special Meeting”), (ii) submitting any proposal or bringing any business before the 2016 Annual Meeting or any Standstill Period Special Meeting, (iii) participating in any “vote no” or similar campaign with respect to the 2016 Annual Meeting or any Standstill Period Special Meeting, (iv) participating in any group with respect to the Company’s common stock (other than the Engine Group), (v) encouraging a “contested solicitation” for the election or removal of directors, (vi) publicly communicating on or making an offer or proposal with respect to, a merger, acquisition, or other business combination involving the Company, (vii) voting for any director other than one supported by the Board, and (viii) making certain purchases of Company securities.

This summary of the terms of the Agreement is not intended to be complete and is qualified in its entirety by reference to the Agreement, which is filed hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information included above in Item 1.01 is incorporated by reference into this Item 5.02.

Item 8.01	Other Events

On May 4, 2016, the Company issued a press release announcing the signing of the Agreement and the appointment of Messrs. Bazaar and Janitz to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Agreement dated May 4, 2016, by and among Sparton Corporation, Engine Capital, L.P., Engine Jet Capital, L.P., Engine Capital Management, LLC, Engine Investments, LLC, Norwood Capital Partners, LP, Norwood Investment Partners, LP, Norwood Investment Partners GP, LLC, Arnaud Ajdler, Charles H. Hoeveler, Alan L. Bazaar, and John A. Janitz.

Exhibit 99.1	Press release issued by Sparton Corporation on May 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPARTON CORPORATION

Dated: May 10, 2016	By:	/s/ Joseph J. Hartnett
Joseph J. Hartnett, Interim President and Chief Executive Officer

Index to Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

Exhibit 10.1	Agreement dated May 4, 2016, by and among Sparton Corporation, Engine Capital, L.P., Engine Jet Capital, L.P., Engine Capital Management, LLC, Engine Investments, LLC, Norwood Capital Partners, LP, Norwood Investment Partners, LP, Norwood Investment Partners GP, LLC, Arnaud Ajdler, Charles H. Hoeveler, Alan L. Bazaar, and John A. Janitz.

Exhibit 99.1	Press release issued by Sparton Corporation on May 4, 2016.